Exhibit 99.2

AMS HEALTH SCIENCES SIGNS INVESTMENT BANKING AGREEMENT WITH THE SEIDLER COMPANIES INCORPORATED; AMS ENGAGES SEIDLER TO ENHANCE SHAREHOLDER VALUE

OKLAHOMA CITY, Mar 15, 2005 (BUSINESS WIRE) -- AMS Health Sciences, Inc., (AMEX:AMM), today announced that it has signed an investment banking agreement with Los Angeles-based The Seidler Companies Incorporated ("Seidler"). In accordance with the agreement, Seidler will actively seek new product acquisition, licensing opportunities and strategic investors, and will evaluate industry opportunities to enhance shareholder value.

Founded in 1969, Seidler is one of California's leading independent investment banking and financial services firms. The firm provides a broad range of products and services in the areas of corporate finance, public finance, institutional capital market services and individual and family investing. Seidler assists middle-market firms by providing growth capital, trategic planning and related advisory services, including mergers and acquisitions. A segment of the firm's research team covers Nutritional Supplements, Dietary Products, Organic/Health Foods, and Personal Care Products. Seidler is a member of the New York Stock Exchange, Inc. (NYSE), National Association of Securities Dealers (NASD) and Securities Investor Protection Corporation (SIPC). More information about Seidler is available at www.seidlercos.com.

"We are very excited about this banking relationship with Seidler to help AMS recognize and execute avenues that can increase shareholder value. Their Health & Nutrition team has deep knowledge of our industry. They are very active in the field and are in a position to help us in evaluating and maximizing our resources and opportunities as a publicly traded company. Moreover, as a well-established and highly respected firm, they leave us well represented in the financial markets," stated Mr. David D'Arcangelo, President of AMS Health Sciences.

About AMS Health Sciences, Inc.

AMS Health Sciences, Inc. sells more than 60 natural nutritional supplements, weight management products, and natural skincare products, including the world's number-one all-natural weight loss and stress reliever, Prime One, through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com.


Certain statements in this release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipates," "believes," "expects," "may," "will," or "should" or other variations thereon, or by discussions of strategies that involve risks and uncertainties. The actual results of the Company or industry results may be materially different from any future results expressed or implied by such forward-looking statements.

SOURCE: AMS Health Sciences, Inc.